As filed with the U.S. Securities and Exchange Commission on May 22, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WHEELS UP EXPERIENCE INC.

(Exact name of registrant as specified in its charter)

Delaware	98-1617611
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2135 American Way

Chamblee, Georgia 30341

(212) 257-5252

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew J. Knopf

Chief Legal Officer & Secretary

2135 American Way

Chamblee, Georgia 30341

(212) 257-5252

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven Khadavi, Esq.

Heather M. Ducat, Esq.

Troutman Pepper Locke LLP

600 Peachtree Street, N.E., Suite 3000

Atlanta, Georgia 30308

Telephone: (404)-885-3000

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large-accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the Selling Securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 22, 2026

PRELIMINARY PROSPECTUS

Wheels Up Experience Inc.

14,814,357 Shares of Common Stock

This prospectus relates to the resale by the selling securityholders named in this prospectus (each, a “Selling Securityholder” and collectively, the “Selling Securityholders”) of up to 14,814,357 shares (collectively, the “Selling Securityholder Shares”) of Class A common stock, $0.0001 par value per share (“Common Stock”), of Wheels Up Experience Inc., a Delaware corporation (“Wheels Up”, “we”, “us”, “our” or the “Company”), which were originally issued pursuant to the Investor Rights Agreement (as defined below).

On September 20, 2023, in connection with the transactions contemplated by the Credit Agreement (as defined herein), the Company entered into an Investment and Investor Rights Agreement (the “Original Investor Rights Agreement”), by and among the Company and Delta Air Lines, Inc. (“Delta”), CK Wheels LLC (“CK Wheels”), and Cox Investment Holdings, LLC (“CIH” and collectively with Delta and CK Wheels, the “Lead Investors” and each, a “Lead Investor”), which was subsequently amended by Amendment No. 1 to Investment and Investor Rights Agreement, dated as of November 15, 2023 (the “First Investor Rights Agreement Amendment” and, collectively with the Original Investor Rights Agreement, Amendment No. 2 thereto, dated September 22, 2024 (the “Second Investor Rights Agreement Amendment”), Amendment No. 3 thereto, dated September 21, 2025 (the “Third Investor Rights Agreement Amendment”), and the Investor Rights Agreement Joinders (as defined below), the “Investor Rights Agreement”), by and among the Company and Lead Investors. Substantially concurrently with entering into the First Investor Rights Agreement Amendment, the Company and Lead Investors entered into a joinder to the Investor Rights Agreement (collectively, the “Investor Rights Agreement Joinders”) with each of Pandora Select Partners, L.P. (“Pandora SP”), Whitebox GT Fund, LP (“Whitebox GT”), Whitebox Multi-Strategy Partners, L.P. (“Whitebox MSP”) and Whitebox Relative Value Partners, L.P. (“Whitebox RVP” and, collectively with Pandora SP, Whitebox GT and Whitebox MSP, the “Whitebox Entities”), and Kore Fund Ltd (“Kore Fund,” and, collectively with the Whitebox Entities, the “Additional Investors” and, together with the Lead Investors, the “Investors”) (or their applicable affiliates), pursuant to which each Additional Investor (or its applicable affiliate) joined the Investor Rights Agreement and assumed the rights and obligations of an Additional Investor (as defined in the Investor Rights Agreement) thereunder, including the right to receive a pro rata portion of the Investor Shares (as defined below). Pursuant to the Investor Rights Agreement, the Company issued, in two separate private placements on September 20, 2023, and November 15, 2023, 33,561,944 shares of Common Stock (the “Investor Shares”) in the aggregate to the Investors. Such shares of Common Stock were issued such that as of November 15, 2023, each Investor had been issued a pro rata portion of such shares equal to the proportion of its participation in the Term Loan (as defined herein).

In connection with entering into the Investor Rights Agreement, the Company entered into a Registration Rights Agreement, dated as of September 20, 2023 (together with the Registration Rights Agreement Joinders (as defined below), the “Registration Rights Agreement”), with the Lead Investors, pursuant to which, among other things, the Company agreed to register for resale, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), any Investor Shares that constitute Registrable Securities (as defined in the Registration Rights Agreement) at the time of such registration that the applicable holder elects to be included in such registration statement. On November 15, 2023, the Company entered joinders to the Registration Rights Agreement (collectively, the “Registration Rights Agreement Joinders”) with each Additional Investor (or its applicable affiliate), pursuant to which each Additional Investor joined the Registration Rights Agreement and assumed the rights and obligations of a Holder (as defined in the Registration Rights Agreement) thereunder. On September 22, 2024, the holders that collectively then beneficially owned in excess of 66.67% of the Registrable Securities (as defined in the Registration Rights Agreement) extended the deadline by which the Company must file an initial shelf registration statement to register the covered shares under the Securities Act to September 20, 2025, which on September 21, 2025 was further extended by the requisite holders to May 22, 2026.

The up to 14,814,357 Selling Securityholder Shares being registered for resale by the participating Selling Securityholders under the registration statement of which this prospectus is a part, as required by the Registration Rights Agreement, reflects the number of Investor Shares that the participating Selling Securityholders reported to the Company as being beneficially owned by them as of the close of the trading day on May 15, 2026 (the “Determination Date”), the most recent practicable date on which such Selling Securityholders provided Common Stock ownership information to the Company prior to the filing of the registration statement of which this prospectus is a part. The number of Selling Securityholder Shares reflects any sale, disposition or transfer of Investor Shares by such Selling Securityholders in transactions exempt from the registration requirements of the Securities Act on or prior to such date. The Selling Securityholders may offer, resell, distribute or transfer all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We are not offering or selling any shares of Common Stock under the registration statement to which this prospectus relates and will not receive any of the proceeds from sales of shares of Common Stock by the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of their respective shares. We will bear all costs, expenses and fees in connection with the registration of the shares of Common Stock offered hereby, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their resale of any of the shares of Common Stock offered hereby. If any underwriters, dealers or agents are involved in the sale of any of the Selling Securityholder Shares, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in an applicable prospectus supplement. See “Plan of Distribution” in this prospectus for more information.

Unless otherwise indicated, all share and per share amounts reflect the impact of the 1-for-20 reverse stock split that the Company announced on April 14, 2026, which became effective immediately after the close of trading on The New York Stock Exchange (the “NYSE”) on April 24, 2026 (the “2026 Reverse Stock Split”).

Our Common Stock is traded on the NYSE under the symbol “UP.” On May 21, 2026, the last reported sale price per share of Common Stock was $7.97 per share.

Investing in our securities involves a high degree of risk. Before making a decision to invest in our securities, you should carefully consider the risks described under the section entitled “Risk Factors” beginning on page 5 of this prospectus and those included under the same title in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other documents filed by us with the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”), including any risks described in any accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     ,  2026

You should rely only on the information contained in this prospectus, any supplement to this prospectus or any free writing prospectus filed with the SEC. Neither we nor the Selling Securityholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the SEC. Neither we nor the Selling Securityholders take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus and any accompanying prospectus supplement, as well as information that we have previously filed with the SEC, and incorporated by reference, is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates.

The distribution of this prospectus and any accompanying prospectus supplement and the offering of our securities by the Selling Securityholders, in certain jurisdictions, may be restricted by law. If you possess this prospectus or any accompanying prospectus supplement, you should find out about and observe these restrictions. This prospectus and any accompanying prospectus supplement are not an offer to sell our securities and are not soliciting an offer to buy our securities, including any of our securities held by the Selling Securityholders, in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. See “Plan of Distribution” in this prospectus for more information.

For investors outside the United States (“U.S.”): neither we nor the Selling Securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the U.S. Persons outside the U.S. who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the U.S.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement on Form S-3 that we filed with the SEC. Under this shelf registration process, the Selling Securityholders may, from time to time, sell or otherwise distribute the securities offered by them as described in the section titled “Plan of Distribution” in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the shares of Common Stock offered by them as described in this prospectus.

The exhibits to our registration statement and documents incorporated by reference herein and therein contain the full text of certain contracts and other important documents that we have summarized in this prospectus or that we may summarize in a prospectus supplement. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities offered by the Selling Securityholders described in this prospectus, you should review the full text of these documents. The registration statement, the exhibits and other documents can be obtained from the SEC as indicated under the sections in this prospectus entitled “Where You Can Find More Information” and “Information Incorporated by Reference.”

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus only provides you with a general description of the securities the Selling Securityholders may offer as described in this prospectus, which is not meant to be a complete description of each security. We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in or incorporated into, this prospectus or the registration statement of which this prospectus is a part. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information” and “Information Incorporated by Reference.”

This prospectus contains some of our trademarks, service marks and trade names, including, among others, Wheels Up. Each one of these trademarks, service marks or trade names is either (i) our registered trademark, (ii) a trademark for which we have a pending application, or (iii) a trade name or service mark for which we claim common law rights. All other trademarks, trade names or service marks of any other company appearing in this prospectus belong to their respective owners. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are presented without the TM, SM and ® symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our respective rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of the control of Wheels Up that could cause actual results to differ materially from the results discussed in the forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the expectations, hopes, beliefs, intentions or strategies of Wheels Up regarding the future. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. We have identified certain known material risk factors applicable to Wheels Up, including those described under “Risk Factors” elsewhere in this prospectus, and in our most recent Annual Report on Form 10-K under Part I, Item 1A — “Risk Factors,” and our other filings with the SEC from time-to-time, which are incorporated by reference herein. Moreover, it is not always possible for us to predict how new risks and uncertainties that arise from time to time may affect us. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, we do not intend to update any of these forward-looking statements after the date of this prospectus.

You should read this prospectus, any applicable accompanying prospectus supplement and the documents that we incorporate by reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

PROSPECTUS SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus prepared by us or on our behalf. It does not contain all of the information that you should consider before investing in shares of our Common Stock. You should carefully read this entire prospectus and documents incorporated herein, including any risks described in any accompanying prospectus supplement and the factors described or referred to under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, in our Quarterly Report on Form 10-Q for the three months ended March 31, 2026 filed with the SEC on May 11, 2026 and in our subsequent filings with the SEC before making an investment decision.

Wheels Up Experience Inc.

Wheels Up is a leading provider of global on-demand private aviation that offers a complete private aviation solution with a large, diverse aircraft fleet, backed by an uncompromising commitment to safety and service. Our offering is delivered through a mix of our charter solutions and membership program that strategically utilize our controlled aircraft fleet and global network of safety-vetted charter operators to deliver a greater range of travel alternatives. In addition, our first-of-its-kind partnership with Delta provides our members and customers with a seamless offering across both private and premium commercial travel.

Wheels Up utilizes its owned and leased aircraft fleet to support both Wheels Up’s membership program and charter flights depending on the specific mission. Wheels Up also maintains a growing global network of safety-vetted charter operators, which must continually satisfy our safety standards for aircraft, crew and operations. In addition, Wheels Up provides cargo services to a range of clients, including individuals and government organizations, via Air Partner Cargo. Together, our controlled fleet and global network of third-party charter operators position us to provide our members and customers the ability to select a mode of travel that works for their specific needs.

Corporate Information

Wheels Up’s principal executive offices are located at 2135 American Way, Chamblee, Georgia 30341. Our telephone number is (212) 257-5252 and our internet address is www.wheelsup.com. The information on, or that can be accessed through, our website is not incorporated by reference and is not part of this prospectus. The website address is included as an inactive textual reference only.

The Offering

Issuer:	Wheels Up Experience Inc.
Shares of Common Stock Offered by the Selling Securityholders:	14,814,357 shares of Common Stock
Terms of the Offering:	The Selling Securityholders will determine when and how they will dispose of the shares of Common Stock registered for resale under the registration statement to which this prospectus relates. See “Use of Proceeds” and “Plan of Distribution” for more information.
Use of Proceeds:	We are not offering or selling any shares of Common Stock under the registration statement to which this prospectus relates and will not receive any of the proceeds from sales of shares of Common Stock by the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of their respective shares.
Risk Factors:	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.
Market for Common Stock:	Our Common Stock is traded on the NYSE under the symbol “UP.”

RISK FACTORS

An investment in our securities involves risks and uncertainties. You should carefully consider the risks set forth under “Risk Factors” in any applicable prospectus supplement, in our most recent Annual Report on Form 10-K under Part I, Item 1A — “Risk Factors,” Part II, Item 1A “Risk Factors” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2026, filed with the SEC on May 11, 2026, and our subsequent filings with the SEC, which are incorporated by reference herein, and all of the other information contained or incorporated by reference in this prospectus, before investing in our securities. We operate in a changing environment that involves numerous known and unknown risks and uncertainties that could materially adversely affect our operations. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition, results of operations or prospects. In such a case, the trading price of our securities could decline and you may lose all or part of your investment in us. In addition, much of the business information, as well as the financial and operational data contained in our risk factors, is updated by our periodic reports filed with the SEC pursuant to the Exchange Act, which are also incorporated by reference into the registration statement of which this prospectus is a part. For more information, see “Where You Can Find More Information” and “Information Incorporated by Reference.”

USE OF PROCEEDS

We are not offering or selling any shares of Common Stock under the registration statement to which this prospectus relates and will not receive any of the proceeds from sales of shares of Common Stock by the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of their respective shares.

SELLING SECURITYHOLDERS

This prospectus relates to the offer, resale, distribution or transfer by the Selling Securityholders of up to 14,814,357 shares of Common Stock in the aggregate issued pursuant to the Investor Rights Agreement. The Selling Securityholders may from time to time offer and sell any or all of the shares of Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Common Stock, other than through a public sale.

The table below lists, as of the date of this prospectus, the names of the Selling Securityholders and, as of the close of the trading day on the Determination Date, the aggregate number of shares of Common Stock that the Selling Securityholders may offer pursuant to this prospectus. The up to 14,814,357 Selling Securityholder Shares reported in the table below that are being registered for resale by the Selling Securityholders under the registration statement of which this prospectus is a part, as required by the Registration Rights Agreement, reflects the number of Investor Shares that the Selling Securityholders reported to the Company as being beneficially owned by them as of the close of the trading day on the Determination Date, the most recent practicable date on which such Selling Securityholders provided Common Stock ownership information to the Company. The number of Selling Securityholder Shares listed in the table below reflects any sale, disposition or transfer of Investor Shares by such Selling Securityholders in transactions exempt from the registration requirements of the Securities Act on or prior to such date. The Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of its Selling Securityholder Shares after the date on which it provided us with information regarding such shares in transactions exempt from registration under the Securities Act.

For purposes of the table below, we have assumed that each Selling Securityholder will have sold all of the securities covered by this prospectus that were issued pursuant to the Investor Rights Agreement upon the completion of the offering, whether or not the Selling Securityholder has a present intention to do so. A Selling Securityholder may offer, resell, distribute or transfer all, some or none of such shares of Common Stock in this offering, as well as any other shares of Common Stock or other securities beneficially owned by such Selling Securityholders that are not part of this offering, in each case subject to any restrictions on transfer set forth in the Investor Rights Agreement or other contractual agreement and/or other requirements under applicable law. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of their respective shares. See “Plan of Distribution” for more information.

All Selling Securityholders listed in the table below were parties to the Investor Rights Agreement and Registration Rights Agreement as of the date of this prospectus. For information regarding transactions between Wheels Up and the Selling Securityholders, see “Material Relationships with the Selling Securityholders—Investor Rights Agreement” below for more information.

	Before the Offering		After the Offering
Selling Securityholders(1)	Number of Shares of Common Stock	Number of Shares of Common Stock Being Offered	Number of Shares of Common Stock	Percentage of Shares of Common Stock(7)
CK Wheels LLC(2)	12,908,460	12,908,460	—	—
Kore Air LLC(3)(4)	714,254	714,254	—	—
Whitebox Multi-Strategy Partners, L.P.(3)(5)(6)	667,321	667,321	—	—
Whitebox Relative Value Partners, L.P.(3)(5)(6)	405,159	405,159	—	—
Whitebox GT Fund, LP(3)(6)	71,498	71,498	—	—
Pandora Select Partners, L.P.(3)(5)(6)	47,665	47,665	—	—

(1)	Unless otherwise noted, the business address of each of entity or individual listed in the table above is c/o Wheels Up Experience Inc., 2135 American Way, Chamblee, Georgia 30341. The number of shares of Common Stock reflected in the table above for CK Wheels and the Whitebox Entities (as defined below) represent gross ownership of Common Stock and do not represent the number of shares of Common Stock that such parties are entitled to vote at an annual or special meeting of the Company’s stockholders or for the purpose of any consent solicitation after applying the Voting Limitations (as defined herein). See “Certain Relationships and Related Person Transactions—Investor Rights Agreement” for more information.

(2)	As of the close of the trading day on the Determination Date, CK Wheels holds 5% or more of the issued and outstanding shares of Common Stock; however, CK Wheels is not permitted to vote more than 24.9%, less the Whitebox Non-U.S. Voting Percentage (as defined below), if any, of the Company’s issued and outstanding shares of Common Stock at any meeting of the Company’s stockholders or for the purpose of any consent solicitation as a result of the Citizenship Limitation (as defined below), and pursuant to the applicable provisions of our Organizational Documents and the Investor Rights Agreement. The additional shares of Common Stock owned in excess of 24.9%, less the Whitebox Non-U.S. Voting Percentage, if any, by CK Wheels will be considered Excess Shares (as defined below), will not be counted as issued and outstanding for purposes of counting votes at any meeting of the Company’s stockholders or for the purpose of any consent solicitation and will not count for the purpose of determining whether a quorum is present at any such meeting. The address of CK Wheels is c/o Knighthead Opportunities Capital Management, LLC, 320 Park Avenue, Floor 28, New York, New York 10022.

(3)	Based on (i) a Schedule 13G/A filed on November 14, 2025 (the “Whitebox 13G/A”) by Whitebox Advisors LLC (“Whitebox Advisors”) and Whitebox General Partner LLC (“Whitebox General Partner”), in each case affiliates of the Whitebox Entities, and (ii) a Schedule 13G filed on November 14, 2025 (the “Kore 13G” and, together with the Whitebox 13G/A, the “Whitebox-Kore Group Filings”), by Kore Advisors LP (“Kore Advisors”), an affiliate of Kore Air LLC (“Kore Air”), each of Whitebox Advisors and Kore Advisors (“Whitebox-Kore Group”) disclosed that as of September 30, 2025, such reporting persons may be deemed to have formed a “group” within the meaning of Section 13(d)(3) of the Exchange Act, with, in the case of Whitebox Advisors, Kore Advisors, and in the case of Kore Advisors, each of Whitebox Advisors and Whitebox General Partner, and that the group formed thereby may be deemed to beneficially own, in the aggregate, 2,268,576 shares of Common Stock following the completion of the 2026 Reverse Stock Split, which represented approximately 5.3% of the shares of Common Stock outstanding as of September 30, 2025. In each of the Whitebox-Kore Group Filings, each member of the Whitebox-Kore Group expressly disclaimed beneficial ownership over any shares of Common Stock that the other may be deemed to beneficially own.

The number of shares of Common Stock reported in the table above as being beneficially owned by Kore Air and each Whitebox Entity reflects the number of shares of Common Stock reported to the Company by such Selling Securityholder as being beneficially owned by such Selling Securityholder as of the close of the trading day on the Determination Date. The amounts reported in the table above are less than the aggregate 2,268,576 shares of Common Stock following the 2026 Reverse Stock Split reported as being beneficially owned by the Whitebox-Kore Group in the Whitebox-Kore Group Filings and reflect any sale, disposition or transfer of shares of Common Stock that were issued pursuant to the Investor Rights Agreement by such Selling Securityholders in transactions exempt from the registration requirements of the Securities Act on or prior to such date, as permitted pursuant to the Second Investor Rights Agreement Amendment. However, based on the number of shares of Common Stock in the aggregate reported as being beneficially owned by the Whitebox-Kore Group as of the close of the trading day on the Determination Date in the table above, the Whitebox-Kore Group may collectively be deemed to hold 5% or more of the issued and outstanding shares of Common Stock as a group under applicable law.

(4)	The address of each of Kore Advisors, Kore Fund and Kore Air is 1501 Corporate Drive, Suite 120, Boynton Beach, Florida 33426.

(5)	Whitebox MSP, Whitebox RVP and Pandora SP are not permitted to vote more than 0.595%, 0.362% and 0.043%, respectively, of the Company’s issued and outstanding shares of Common Stock at any annual or special meeting of the Company’s stockholders or for the purpose of any consent solicitation as a result of the Citizenship Limitation (as defined below), and pursuant to the applicable provisions of our Organizational Documents and the Investor Rights Agreement. The additional shares of Common Stock owned in excess of such thresholds by Whitebox MSP, Whitebox RVP and Pandora SP will be considered Excess Shares (as defined below), will not be counted as issued and outstanding for purposes of counting votes at any annual or special meeting of the Company’s stockholders or for the purpose of any consent solicitation and will not count for the purpose of determining whether a quorum is present at any such meeting.

(6)	The address of each of Whitebox Advisors, Whitebox General Partner and the Whitebox Entities is 3033 Excelsior Boulevard, Suite 500, Minneapolis, Minnesota 55416.

(7)	For purposes of computing the percentage of shares of Common Stock after the offering held by each entity, person or group named below, any shares which that person or persons has or have the right to acquire within 60 days of the date of this prospectus, is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Such percentages are computed based on 36,229,137 shares of Common Stock issued and outstanding (excluding any treasury stock) as of the close of the trading day on the Determination Date, the most recent practicable date on which such Selling Securityholders provided Common Stock ownership information to the Company.

Material Relationships with the Selling Securityholders

The Selling Securityholders include certain holders of 5% or more of our outstanding Common Stock that are parties to the Credit Agreement, Investor Rights Agreement, Registration Rights Agreement and certain other agreements and arrangements with the Company, the material terms of which are described in further detail below.

Credit Agreement

On September 20, 2023, the Company entered into a Credit Agreement (the “Original Credit Agreement”), by and among the Company, as borrower, certain subsidiaries of the Company as guarantors (collectively with the Company, the “Loan Parties”), the Lead Investors and U.S. Bank Trust Company, N.A., as administrative agent for the Lead Investors and as collateral agent for the secured parties (the “Agent”). The Original Credit Agreement was subsequently amended by each of (i) Amendment No. 1 to Credit Agreement, dated November 15, 2023 (“First Credit Agreement Amendment”), by and among the Company, as borrower, the other Loan Parties party thereto, as guarantors, the Required Lenders and Lead Lenders (as each term is defined in the Credit Agreement), and the Agent, (ii) Amendment No. 2 to Credit Agreement, dated November 13, 2024, by and among the Company, as borrower, the other Loan Parties party thereto, as guarantors, the Investors and the Agent (“Second Credit Agreement Amendment”), and (iii) Amendment No. 3 to Credit Agreement, dated April 30, 2025, by and among the Company, as borrower, the other Loan Parties party thereto, as guarantors, Delta and the Agent (“Third Credit Agreement Amendment” and, collectively with the Original Credit Agreement, First Credit Agreement Amendment and Second Credit Agreement Amendment, the “Credit Agreement”). Pursuant to the Credit Agreement, the Investors provided a term loan facility in the aggregate original principal amount of $390.0 million (the “Term Loan”) and Delta provided a commitment for a revolving loan facility in the aggregate original principal amount of $100.0 million that expires on September 20, 2026 (the “Revolving Credit Facility” and, together with the Term Loan, the “Credit Facility”). As of March 31, 2026, the outstanding aggregate principal amount of each of the Term Loan and Revolving Credit Facility was approximately $501.6 million (including capitalized paid-in-kind interest) and $50.5 million (including capitalized paid-in-kind interest and the amount owed with respect to the Credit Support Premium), respectively. No principal or interest has been repaid under the Term Loan or Revolving Credit Facility as of the date of the registration statement of which this prospectus is a part.

Below is a summary of certain material terms set forth in the Credit Agreement:

•	the scheduled maturity date for the Term Loan is September 20, 2028, and the scheduled maturity date for the Revolving Credit Facility is the earlier of September 20, 2028 and the first date after September 20, 2026 on which all amounts owed with respect to borrowings under the Revolving Credit Facility have been repaid pursuant to their terms (as applicable, the “Credit Facility Maturity Date”), subject in each case to earlier termination upon acceleration or termination of any obligations upon the occurrence and continuation of an Event of Default (as defined in the Credit Agreement);

•	interest on the Term Loan and any borrowings under the Revolving Credit Facility (each, a “Loan” and collectively, the “Loans”) accrues at a rate of 10% per annum on the unpaid principal balance of the Loans then outstanding;

•	accrued interest on each Loan is payable in kind as compounded interest and capitalized to the principal amount of the applicable Loan on the last day of each of March, June, September and December, and the applicable Credit Facility Maturity Date; and

•	the Company is subject to certain covenants and events of default, in each case customary for credit arrangements of this type.

In connection with entering into the Credit Agreement, the Company and certain of the Loan Parties entered into various collateral documents with respect to the Loans, including among others, a security agreement, first- and second-priority lien aircraft mortgage and security agreements for the Company’s owned aircraft fleet, an intercreditor agreement and certain other ancillary agreements.

Commitment Letter for Term Loan

On May 10, 2026, the Company entered into a commitment letter (the “Commitment Letter”), pursuant to which the Lead Investors committed to provide a $100.0 million unsecured term loan credit facility (the “Proposed 2026 Term Loan”) to the Company, which is expected to close in the second quarter of 2026. The anticipated maturity date for the Proposed 2026 Term Loan is the earlier of three years after the initial closing date of the Proposed 2026 Term Loan and 91 days prior to the scheduled maturity date under the Credit Agreement. The commitment of the Lead Investors to provide the Proposed 2026 Term Loan to the Company is subject to the satisfaction or waiver of certain customary conditions, including the conditions precedent to closing specified in the term sheet attached as Exhibit A to the Commitment Letter (the “Term Sheet”) and the delivery of customary closing documentation substantially consistent with the Credit Agreement, as modified by the Term Sheet. The Company anticipates that certain conforming amendments to the Credit Agreement will be made to permit the Proposed 2026 Term Loan.

Investor Rights Agreement

Issuance of Shares

In connection with the transactions contemplated by the Credit Agreement, the Company entered into the Investor Rights Agreement, pursuant to which the Company issued to the Investors: (i) on September 20, 2023, 7,065,683 shares of Common Stock in the aggregate; and (ii) on November 15, 2023, an additional 26,496,261 shares of Common Stock in the aggregate. The 33,561,944 Investor Shares were issued such that, upon completion, each Investor was issued a pro rata portion of the Investor Shares equal to the proportion of its participation in the Term Loan. Any person that acquires shares of Common Stock offered by the Selling Securityholders under the registration statement of which this prospectus is a part will not be entitled to become a party to the Investor Rights Agreement unless otherwise agreed to in writing among the Company and the other parties to the Investor Rights Agreement.

Material Governance & Transfer Provisions

The Investor Rights Agreement sets forth certain rights and obligations applicable to the Investors and the Company, which include, among others:

•	as of September 20, 2023, the Board will consist of 12 members, as follows: (i) four directors designated by Delta (two Class I directors and two Class III directors); (ii) four directors designated by CK Wheels (two Class I directors and two Class III directors); (iii) one director designated by CIH (a Class II director); and (iv) the Company’s Chief Executive Officer, David Adelman (who resigned from the Board in August 2024 and was replaced by Gregory Summe) and Timothy Armstrong (who will not stand for reelection to the Board at the Company’s 2026 annual meeting of stockholders) serving as a Class II directors;

•	the rights of Delta and CK Wheels to each designate and remove four directors to the Board so long as such stockholder continues to hold at least 75% of the shares of Common Stock issued to it pursuant to the Investor Rights Agreement, and CIH to designate and remove one director to the Board, so long as it holds at least 30% of the shares of Common Stock issued to it pursuant to the Investor Rights Agreement (see the Investor Rights Agreement for additional details on the number of directors that Delta and CK Wheels are each entitled to designate if either Investor ceases to hold the requisite number of shares of Common Stock issued pursuant to the Investor Rights Agreement); and

•	certain transfer restrictions and liquidity rights of the Investors, including but not limited to: (i) the inability of the Investors to transfer any of their respective Common Stock issued pursuant to the Investor Rights Agreement until certain dates, except to their Permitted Transferees (as defined in the Investor Rights Agreement); (ii) certain transfer restrictions if such a transfer would cause a Change of Control (as defined in the Credit Agreement); (iii) the rights of Delta and CK Wheels to pursue a Sale of the Company (as defined in the Investor Rights Agreement) after September 20, 2028, the maturity date for the Term Loan; and (iv) certain other transfer restrictions and rights if the Company ceases to be a publicly-traded company.

Under certain circumstances, certain of the rights of certain Investors described above, including the rights of Delta, CK Wheels and CIH to designate members of the Board pursuant to Section 6.01 of the Investor Rights Agreement, may be transferrable to a third party in connection with the sale or transfer of shares of Common Stock registered for resale under the registration statement of which this prospectus is a part, subject to the requirements set forth in the Investor Rights Agreement.

In September 2024, the Company entered into the Second Investor Rights Agreement Amendment with the Investors to amend and extend, among others, certain transfer restrictions set forth in the Investor Rights Agreement. Pursuant to the Second Investor Rights Agreement Amendment, Delta, CK Wheels and CIH agreed to extend the lock-up restriction with respect to all of their shares of Common Stock issued pursuant to the Investor Rights Agreement from September 20, 2024 until September 20, 2025, and the Additional Investors agreed to extend the lock-up restriction with respect to 72.5% of their shares of Common Stock until September 20, 2025, in each case subject to limited exceptions for transfers to Permitted Transferees (as defined in the Investor Rights Agreement).

In September 2025, the Company entered into the Third Investor Rights Agreement Amendment with, among others, the Investors to amend and extend, among others, the transfer restrictions set forth in the Investor Rights Agreement. Pursuant to the Third Investor Rights Agreement Amendment:

•	Delta, CK Wheels and CIH agreed to extend the lock-up restriction applicable to all their shares of Common Stock issued pursuant to the Investor Rights Agreement through May 22, 2026 (the “Extended Lock-Up Expiration”), subject to limited exceptions for transfers to Permitted Transferees (as defined in the Investor Rights Agreement); and

•	the Additional Investors agreed to extend the lock-up restriction applicable to 29% of their shares of Common Stock issued pursuant to the Investor Rights Agreement through January 2, 2026, subject to limited exceptions for transfers to Permitted Transferees; provided, that any transfers or sales of shares of Common Stock issued pursuant to the Investor Rights Agreement held by the Additional Investors after September 21, 2025 and until the Extended Lock-Up Expiration may not occur during specified periods, are subject to certain volume limitations and may not be at a price less than the minimum price per share, in each case as specified in the Third Investor Rights Agreement Amendment.

Voting Limitations & Treatment of Excess Shares

In addition, pursuant to the Investor Rights Agreement and, in the case of Delta, a side letter, dated September 20, 2023, certain Investors agreed to the Voting Limitations. Any purchaser of shares of Common Stock registered for resale under the registration statement to which this prospectus relates that are sold by a Selling Securityholder may not be entitled to vote their shares of Common Stock at any meeting of the Company’s stockholders or for the purpose of any consent solicitation due to the Excess Shares (as defined herein) provisions in our Organizational Documents (as defined herein) applicable to Non-U.S. Citizens. See “Description of Our Common Stock—Limited Voting by Foreign and Certain Other Stockholders” for more information.

Registration Rights Agreement

In connection with entering into the Investor Rights Agreement, the Company entered into the Registration Rights Agreement, to which each Investor is a party, pursuant to which, among others, the Company agreed to register for resale, pursuant to Rule 415 under the Securities Act, any Investor Shares within 30 days after September 20, 2024 that the applicable holder elects to be included in such registration statement. On September 22, 2024, the holders that collectively beneficially owned in excess of 66.67% of the Registrable Securities (as defined in the Registration Rights Agreement) extended the deadline by which the Company must file an initial shelf registration statement to register the covered shares under the Securities Act to September 20, 2025, which on September 21, 2025 was further extended by the requisite holders to May 22, 2026. The Registration Rights Agreement also contains certain customary demand and piggyback registration rights in favor of the Investors, including the right to include all or a portion of the Investor Shares in certain subsequent underwritten offerings pursued by the Company. The Registration Rights Agreement will terminate with respect to any party thereto, on the date that such party no longer holds any Registrable Securities (as defined in the Registration Rights Agreement). In the absence of an explicit agreement among the Company and the other parties to the Registration Rights Agreement, any person that acquires shares of Common Stock offered by the Selling Securityholders under the registration statement of which this prospectus is a part will not be entitled to become a party to the Registration Rights Agreement.

Transactions with Affiliates of CK Wheels

The Company and each of Certares Management LLC (“Certares”) and Knighthead Capital Management, LLC (“Knighthead”), which are co-investment advisors to members of CK Wheels, are parties to Member Services Agreements under which we offer discounted flight services to a limited number of employees of each of Certares and Knighthead or their respective affiliates at a price that is not less than the direct operating cost to us. The non-pricing terms in such Member Services Agreements are similar to those offered to other business customers that purchase a similar Custom Enterprise Solution fund.

Certares and Knighthead are diversified asset management platforms spanning travel, tourism, hospitality and various other businesses and investments. We are a party to certain ordinary-course commercial agreements and/or transactions, including those noted below, with entities associated with Certares and Knighthead.

•	Agreements between WUPJ and Hertz Global Holdings, Inc. and its affiliates (“Hertz”) entered into in the ordinary course of business, pursuant to which Wheels Up and its employees may rent vehicles from Hertz, and Hertz extends certain benefits and status to Wheels Up members and customers that Wheels Up refers to Hertz for vehicle rentals, in exchange for referral and concession fees and other benefits. An affiliate of each of Certares and Knighthead serves as a co-investment manager of CK Amarillo LP, an entity that owns a substantial portion of Hertz.

•	Transactions between certain of the Company's subsidiaries and Million Air Holdings, LLC (“MAH”), related to fixed base operator, fueling and other services provided by MAH to Wheels Up in the ordinary course of business. An affiliate of Certares serves as manager to an entity that owns a portion of MAH. Affiliates of Knighthead hold an interest in such entity that owns a portion of MAH. In addition, Messrs. Cantor and Lazar are members of the board of directors of MAH.

DESCRIPTION OF OUR COMMON STOCK

The following summary of the material terms of certain provisions of the securities of Wheels Up is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to:

•	our Amended and Restated Certificate of Incorporation, dated as of November 15, 2023, as amended by the Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated as of April 24, 2026 (the “Certificate of Amendment” and, collectively, the “Certificate of Incorporation”);

•	our Amended and Restated By-Laws, effective as of November 15, 2023 (the “By-Laws” and, together with the Certificate of Incorporation, the “Organizational Documents”);

•	the Seventh Amended and Restated Liability Company Agreement of Wheels Up Partners Holdings LLC (“WUP Holdings”), dated July 13, 2021 (as amended by Amendment No. 1 thereto, dated as of April 1, 2022, Amendment No. 2 thereto, dated as of June 7, 2023, Amendment No. 3 thereto, dated as of March 10, 2025, and Amendment No. 4 thereto, dated as of April 24, 2026 (“Amendment No. 4 to WUP Holdings Company Agreement”), the “WUP Holdings Company Agreement”);

•	the Warrant Agreement, dated as of September 25, 2020, between Aspirational Consumer Lifestyle Corp., the Company’s predecessor (“Aspirational”) and Continental Stock Transfer & Trust Company, as warrant agent (in such capacity, the “Warrant Agent”), and the warrant-related documents described herein (collectively, the “Warrant Agreement”);

•	the Investor Rights Agreement;

•	the Registration Rights Agreement; and

•	the Amended and Restated Registration Rights Agreement, dated as of July 13, 2021, by and among Wheels Up, Aspirational Consumer Lifestyle Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), certain former equityholders of WUP Holdings and the other parties thereto (the “2021 RRA”).

Each of the foregoing documents has been filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, except the Certificate of Amendment and Amendment No. 4 to WUP Holdings Company Agreement, which were filed as Exhibit 3.2 and Exhibit 10.1, respectively, to the Company’s Current Report on Form 8-K filed with the SEC on April 27, 2026. Stockholders are urged to read the Organizational Documents and the other documents summarized in this Description of Our Common Stock, each as in effect as of this prospectus, in their entirety for a complete description of the rights and preferences of shares of Common Stock.

Capital Stock

Authorized Capital Stock

The total amount of our authorized capital stock consists of 75,000,000 shares of Common Stock and 25,000,000 shares of preferred stock, $0.0001 par value per share. Generally, holders of Common Stock are not entitled to preemptive or other similar subscription rights to purchase any of our securities under the Organizational Documents. Shares of Common Stock are neither convertible nor redeemable. There are no redemption rights with respect to shares of Common Stock. The Organizational Documents generally do not impose any restrictions on alienability of shares of Common Stock. All shares of our capital stock have been issued in uncertificated form.

Pursuant to the WUP Holdings Company Agreement, if we issue shares of Common Stock or other equity securities, generally, WUP Holdings, is required to issue to us an equal number of common units of WUP Holdings or an equal number of equity securities of WUP Holdings corresponding to the equity securities we issued (if we issue securities other than Common Stock), and we are required to concurrently contribute to WUP Holdings the net proceeds or other property received by us, if any, for such shares of Common Stock or other equity securities. However, the resale by the Selling Securityholders of the shares of Common Stock registered for resale under the registration statement to which this prospectus relates does not involve or require the issuance of any new shares of Common Stock. As a result, we will not receive any of the proceeds from such resales of shares of Common Stock by the Selling Securityholders or issue an equal number of common units of WUP Holdings in connection therewith.

Stockholder Voting Rights and Quorum

Except as described below with respect to the Investor Rights Agreement, each holder of Common Stock is entitled to one vote per share on each matter submitted to a vote of stockholders, as provided in the Certificate of Incorporation. The By-Laws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy (which, for the avoidance of doubt and to the fullest extent permitted by law, excludes any Excess Shares (as defined herein) or shares which the Company and any stockholder have agreed in writing are not be entitled to vote or considered outstanding for the purposes of any vote of the Company’s stockholders at a meeting), will constitute a quorum at all meetings of the stockholders for the transaction of business. However, when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. When a quorum is present, the affirmative vote of a majority of the votes cast will be required to act, unless otherwise specified by law, the By-Laws, the Certificate of Incorporation or applicable stock exchange rules, and except for the election of directors, which is determined by a plurality vote of the votes cast.

Stockholder Consent Rights

Pursuant to the Investor Rights Agreement, the Company may not issue, redeem or repurchase any equity securities of the Company or any of its subsidiaries (other than, in each case, issuances, awards, redemptions or repurchases of equity securities approved by the Board under any management incentive plan) without the prior written consent of each of Delta, so long as Delta is entitled to designate at least one director pursuant to Section 6.01 of the Investor Rights Agreement, and CK Wheels, so long as CK Wheels is entitled to designate at least one director pursuant to Section 6.01 of the Investor Rights Agreement.

Contractual Right of First Offer for Certain Private Placements

Under the Investor Rights Agreement, for as long as certain term loan commitments of the Company remain outstanding, the Investors are entitled to notice of any proposed offering by the Company of any equity securities in a private placement in connection with equity financing for cash proposed by Delta or CK Wheels and may purchase the equity securities proposed to be issued at the price and terms specified in the notice.

Dividend Rights

Each holder of our capital stock is entitled to the payment of dividends and other distributions as may be declared by the Board from time to time out of our assets or funds legally available for dividends or other distributions. These rights will be subject to the preferential rights of the holders of our preferred stock, if any, and any contractual limitations on our ability to declare and pay dividends, including pursuant to the WUP Holdings Company Agreement.

Pursuant to the Investor Rights Agreement, the Company may not change, modify or alter the dividend policy of the Company and its subsidiaries without the prior written consent of each of Delta, so long as Delta is entitled to designate at least one director pursuant to Section 6.01 of the Investor Rights Agreement, and of CK Wheels, so long as CK Wheels is entitled to designate at least one director pursuant to Section 6.01 of the Investor Rights Agreement.

Liquidation Rights

If we are involved in a voluntary or involuntary liquidation, dissolution or winding up of our affairs, or a similar event, each holder of Common Stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of our preferred stock, if any, then outstanding.

Anti-Takeover Effects of our Organizational Documents and Certain Provisions of Delaware Law

The Organizational Documents and the Delaware General Corporation Law (“DGCL”) contain, provisions, as summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of the Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. In addition, under the Investor Rights Agreement, each of Delta and CK Wheels, so long as each has the right to designate at least one director to the Board, must consent to: (i) the acquisition, by merger, consolidation, acquisition of stock or assets or otherwise, directly or indirectly, of any assets, securities, properties or businesses, in each case, with a value in excess of $10.0 million per occurrence or in the aggregate, other than to the extent permitted under the Credit Facility (as defined in the Investor Rights Agreement); or (ii) the sale, assignment, lease, sublease, license, sublicense or otherwise transfer or disposal of, any assets of the Company or its subsidiaries with a value in excess of $10.0 million per occurrence or in the aggregate, other than to the extent permitted under the Credit Facility (as defined in the Investor Rights Agreement). These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of the Board to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Common Stock.

Special Meetings of Stockholders

The Certificate of Incorporation provides that a special meeting of stockholders may be called by the (i) Chairperson of the Board, (ii) the Company’s Chief Executive Officer or (iii) the Board pursuant to a resolution adopted by a majority of the Board, provided that such special meeting may be postponed or cancelled by the Board.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The By-Laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. For any matter to be “properly brought” before a meeting, a stockholder must comply with advance notice requirements and provide Wheels Up with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. The By-Laws also specify the form and content requirements for a stockholder’s notice. Except as otherwise set forth in the Investor Rights Agreement with respect to certain stockholders and subject to the applicable terms and conditions described therein, any nomination of candidates for election as a director by a stockholder must comply with the requirements of Rule 14a-19 under the Exchange Act. The By-Laws allow the presiding officer at a meeting of the Company’s stockholders to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of Wheels Up.

Stockholder Action by Written Consent

The Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders may be taken by written consent in lieu of a meeting if such action permitted to be taken by such holders and the written consent is signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as the Common Stock remains listed on the NYSE, and other national securities exchanges and inter-dealer quotation systems on which the Common Stock may be listed or trade in the future, require, subject to limited exceptions, that Wheels Up’s stockholders approve:

•	certain issuances equal to or exceeding 20% of the then outstanding voting power or number of outstanding shares of Common Stock;

•	the issuance of Common Stock in any transaction or series of related transactions, to a director, officer or substantial security holder of the company (each a “Related Party”) if the number of shares of Common Stock to be issued, or if the number of shares of Common Stock into which the securities may be convertible or exercisable, exceeds either 1% of the then outstanding voting power or number of outstanding shares of Common Stock;

•	the issuance of Common Stock in any transaction or series of related transaction in which a Related Party has a 5% or greater interest, directly or indirectly, in the Company or assets to be acquired or in the consideration to be paid and the issuance of Common Stock, or securities convertible into Common Stock, could result in an issuance that exceeds either five percent of the number of shares of Common Stock or 5% of the voting power outstanding before the issuance; or

•	any issuance that will result in a change of control of Wheels Up. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Common Stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Wheels Up by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation expressly authorizes cumulative voting. The Certificate of Incorporation does not authorize cumulative voting.

Limited Voting by Foreign and Certain Other Stockholders

To comply with restrictions imposed by federal law on ownership of U.S. airlines by persons who may be deemed not to be a “citizen of the United States” pursuant to 49 USC § 40102(a)(15)(C) (such persons, “Non-U.S. Citizens” and such limitation, the “Citizenship Limitation”), the Certificate of Incorporation and By-Laws restrict voting of shares of our capital stock by Non-U.S. Citizens. The restrictions imposed by federal law currently require that no more than 25% or our voting stock be voted, directly or indirectly, by persons who are Non-U.S. Citizens, and that our chief executive officer, president, at least two-thirds of our officers and at least two-thirds of the Board be a “citizen of the United States” pursuant to 49 USC § 40102(a)(15)(C). The Certificate of Incorporation provides that no shares of our capital stock may be voted by or at the direction of Non-U.S. Citizens unless such shares are registered on the Foreign Stock Record (as defined in the By-Laws). If the number of shares on the Foreign Stock Record exceeds 25% (such shares in excess of 25%, the “Excess Shares”), each stockholder with capital stock registered on the Foreign Stock Record will have their voting rights suspended on a pro rata basis such that the voting rights afforded to the capital stock registered on the Foreign Stock Record is equal to 25% of the total voting power of our capital stock. The voting rights will be reinstated once the voting rights of the capital stock registered on the Foreign Stock Record do not exceed 25% of the total voting power of our capital stock, not taking into consideration the pro rata reduction.

Pursuant to the Investor Rights Agreement and the Certificate of Incorporation, certain of our stockholders have agreed to limit the number of shares of Common Stock they are entitled to vote at any meeting of the Company’s stockholders or for the purpose of consummating any consent solicitation (collectively, the “Voting Limitations”), as follows:

•	CK Wheels cannot vote more than 24.9%, less the Whitebox Non-U.S. Voting Percentage (as defined below) (if any), of the Company’s issued and outstanding shares as a result of the Citizenship Limitation;

•	each of Pandora SP, Whitebox MSP and Whitebox RVP cannot vote more than 0.043%, 0.595% and 0.362% (collectively, the “Whitebox Non-U.S. Voting Percentage”), respectively, of the Company’s issued and outstanding shares as a result of the Citizenship Limitation; and

•	any shares in excess of 29.9% of the Company’s issued and outstanding shares owned by Delta will be neutral shares with respect to voting rights, voted in proportion to all other votes cast (“for”, “against” or “abstain”) at any meeting of the Company’s stockholders other than by Delta.

The Excess Shares owned (i) in excess of 24.9%, less the Whitebox Non-U.S. Voting Percentage (if any), by CK Wheels and (ii) in excess of the applicable Whitebox Non-U.S. Voting Percentage by the applicable Whitebox Non-U.S. Entity, in each case will not be counted as issued and outstanding for purposes of counting votes at any meeting of the Company’s stockholders or for the purpose of any consent solicitation. Any purchaser of shares of Common Stock registered for resale under the registration statement to which this prospectus relates that are sold by a Selling Securityholder may not be entitled to vote their shares of Common Stock at any meeting of the Company’s stockholders or for the purpose of any consent solicitation due to the Excess Shares provisions in our Organizational Documents applicable to Non-U.S. Citizens.

Election of Directors and Appointment of Directors to Fill Vacancies

The Certificate of Incorporation provides that the Board will determine the number of directors who will serve on the Board. Under the Certificate of Incorporation, the Board will be divided into three classes designated as Class I, Class II and Class III. Class I, Class II and Class III directors initially served for terms that expired at the first, second and third annual meeting of stockholders, respectively, following July 13, 2021. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There is no limit on the number of terms a director may serve on the Board.

In addition, the Certificate of Incorporation provides that any vacancy on the Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office. Each director will serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal. No decrease in the number of directors constituting the Board will shorten the term of any incumbent director.

Pursuant to the Investor Rights Agreement, the Board is, as of the date this prospectus, comprised of 12 directors as follows:

•	four (4) designees of Delta, with two (2) of such directors designated to serve as Class III directors and the others designated to serve as Class I directors;

•	four (4) designees of CK Wheels, with two (2) of such directors designated to serve as Class III directors and the others designated to serve as Class I directors;

•	one (1) designee of CIH designated to serve as a Class II director;

•	the Company’s Chief Executive Officer, designated to serve as a Class II director; and

•	Tim Armstrong and Gregory Summe, each designated to serve as a Class II director.

The rights of Delta, CK Wheels and CIH to designate directors may diminish or be forfeited in the event such entity or its affiliates or permitted transferees ceases to hold a given percentage (i.e., 75%, 50%, 30%, 25% or 10%, as applicable) of the number of shares issued to such Investor pursuant to the Investor Rights Agreement (the “Director Appointment Thresholds”). Under certain circumstances, the rights of Delta, CK Wheels and CIH to designate members of the Board pursuant to Section 6.05(j) of the Investor Rights Agreement may be transferrable to a third party in connection with the sale or transfer of shares of Common Stock registered for resale under the registration statement of which this prospectus is a part, subject to the requirements set forth in the Investor Rights Agreement.

Removal of Directors

Subject to the terms of any Wheels Up preferred stock, the Board or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of Wheels Up’s voting stock entitled to vote at an election of directors, voting together as a single class.

Pursuant to the Investor Rights Agreement and subject to the Organizational Documents, each of Delta, CK Wheels and CIH have the exclusive right to remove its nominees from the Board and designate directors for election or appointment, as applicable, to the Board in accordance with such Investor’s rights to fill vacancies with respect to its nominees to the Board, subject to meeting the Director Appointment Thresholds.

Delaware Anti-Takeover Statute & Conflict of Interest Transactions

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (i) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (ii) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (iii) the business combination is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL. Wheels Up has not opted out of Section 203. Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the Company for a three-year period. This provision may encourage companies interested in acquiring Wheels Up to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Section 144 of the DGCL generally permits transactions between a corporation, on the one hand, and its controlling stockholder(s), directors or officers, on the other hand, if the applicable procedural, informational and disinterested stockholder voting requirements set forth therein are met, including with respect to any going private transaction involving controlling stockholders(s). Generally, if a Delaware corporation follows the requirements of Section 144 of the DGCL, the applicable transaction may not be the subject of equitable relief, or give rise to an award of damages, against a director or officer of the corporation or any controlling stockholder or member of a control group by reason of a claim based on breach of fiduciary duty by a director, officer, controlling stockholder, or member of a control group. Under certain circumstances, this provision may make it easier for controlling stockholders, directors or officers to transact with or effect certain business combinations with the Company. In addition, this provision may have the effect of discouraging other participants from transacting with or making an offer to effect certain business combinations with the Company that stockholders may otherwise deem to be in their best interests, because any controlling stockholder(s), directors or officers have proposed alternate transactions approved or subject to approval pursuant to the requirements of Section 144.

Quorum for Meetings of the Board of Directors

The By-Laws provide that at any meeting of the Board, a majority of the total number of directors then in office constitutes a quorum for all purposes.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ and officers’ fiduciary duties, subject to certain exceptions. The Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of Wheels Up and its stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including (under current law) breaches resulting from grossly negligent behavior. Under current law, exculpation would not apply to any director or officer if the director or officer has acted in bad faith, knowingly or intentionally violated the law or derived an improper benefit from his or her actions as a director or officer, or to any director who authorized illegal dividends or redemptions. The Certificate of Incorporation does not currently eliminate such personal liability for officers.

The By-Laws provide that Wheels Up must indemnify and advance expenses to its directors and officers to the fullest extent authorized by the DGCL. Wheels Up is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for its directors, officers and certain employees for some liabilities. Wheels Up believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Organizational Documents may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.

These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Wheels Up and its stockholders. In addition, an investment in Common Stock may be adversely affected to the extent Wheels Up pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving Wheels Up’s directors, officers or employees for which indemnification is sought.

Exclusive Jurisdiction of Certain Actions

The Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in Wheels Up’s name, actions against directors, officers and employees for breach of fiduciary duty or any provision of the DGCL, the Certificate of Incorporation, the By-Laws and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of the State of Delaware, the stockholder bringing the suit will be deemed to have consented to (i) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the exclusive jurisdiction provisions of the Certificate of Incorporation and (ii) the service of process on such stockholder’s counsel. Notwithstanding the foregoing, the Certificate of Incorporation provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act. Instead, the Certificate of Incorporation provides that federal district courts will be the sole and exclusive forum for claims under the Securities Act. In addition, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although Wheels Up believes this provision benefits Wheels Up by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Wheels Up’s directors and officers.

Registration Rights

The Registration Rights Agreement, 2021 RRA and Warrant Agreement, provide that Wheels Up is required to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Common Stock and, in the case of the 2021 RRA, certain other equity securities, of Wheels Up that are held by the parties thereto from time to time, subject to the restrictions on transfer therein.

Pursuant to the Registration Rights Agreement, Wheels Up is required to file with the SEC a shelf registration statement covering the resale of the shares of Common Stock issued pursuant to the Investor Rights Agreement and to use its commercially reasonable efforts to have such registration statement on Form S-1 or Form S-3 (if eligible) declared effective as soon as practicable after the filing thereof. On September 21, 2025, the date by which Wheels Up had been required to file such shelf registration statement, was further extended by the requisite holders of Registrable Securities (as defined in the Registration Rights Agreement) from September 20, 2025 to May 22, 2026. From and after the initial effectiveness of a shelf registration statement filed in accordance with the terms of the Registration Rights Agreement, Wheels Up must maintain a shelf registration statement and take such actions as are necessary to keep such shelf registration statement covering the shares of Common Stock issued pursuant to the Investor Rights Agreement continuously effective and available for use to permit the holders named therein to sell such securities until such time as there are no longer any Registrable Securities. The Registration Rights Agreement also contains certain customary demand and piggyback registration rights in favor of the parties thereto, including the right to include all or a portion of the Investor Shares (as defined in the Registration Rights Agreement) in certain subsequent underwritten offerings pursued by Wheels Up.

Transfer Agent

The transfer agent for shares of Common Stock is Continental Stock Transfer & Trust Company, whose address is One State Street, 30th Floor, New York, NY 10004.

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, resell, dispose of or transfer any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which shares of Common Stock is traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when transferring shares of Common Stock or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to or through underwriters or broker-dealers, including underwritten offerings;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings or block trades through sales agents;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

In addition, any shares of Common Stock that qualify for sale pursuant to Rule 144 of the Securities Act (“Rule 144”) may be sold under Rule 144, including the provisions applicable to any affiliate or person selling on behalf of an affiliate of the Company, if applicable, rather than pursuant to this prospectus.

In addition, a Selling Securityholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of the Company (or to the extent otherwise required by applicable law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in any such distribution.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the resale of shares of Common Stock or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of shares of Common Stock in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of Common Stock short and deliver the shares of Common Stock registered under the registration statement of which this prospectus is a part to close out their short positions, or loan or pledge shares of Common Stock to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of Common Stock offered by this prospectus, which shares of Common Stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the resale of the shares of Common Stock offered by them will be the purchase price of the shares of Common Stock, less discounts or commissions, if any. Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of Common Stock to be made directly or through agents. We will not receive any of the proceeds from the resale of shares of Common Stock registered under the registration statement of which this prospectus is a part.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholder in amounts to be negotiated immediately prior to the sale. The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of Common Stock to be resold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

In order to comply with the securities laws of some states, if applicable, shares of Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states shares of Common Stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M promulgated under the Exchange Act may apply to sales of shares of Common Stock in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares of Common Stock offered by this prospectus.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Troutman Pepper Locke LLP, Atlanta, Georgia.

EXPERTS

The audited consolidated financial statements for the year ended December 31, 2025 incorporated by reference in this prospectus and elsewhere in this registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities you should refer to the registration statement and our exhibits. Statements contained in this prospectus concerning any of our contracts, agreements or other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and information statements and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public at no cost on, or accessible through, our website under the heading “Investor Relations” at www.wheelsup.com. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not incorporated by reference into and is not part of this prospectus or the registration statement of which this prospectus is a part. The website addresses are included as inactive textual references only.

INFORMATION INCORPORATED BY REFERENCE

This registration statement incorporates by reference important business and financial information about our Company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and the SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 10, 2026 (File No. 001-39541);

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 24, 2026 (File No. 001-39541);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 11, 2026 (File No. 001-39541);

•	our Current Reports on Form 8-K, filed with the SEC on April 14, 2026, April 24, 2026, April 27, 2026 and May 11, 2026 (in each case, excluding those portions furnished pursuant to Item 2.02 and Item 7.01 of Form 8-K, if applicable) (File No. 001-39541); and

•	the description of our securities contained in our Form 8-A12B (File No. 001-39541) filed with the SEC on September 21, 2020, as updated by Exhibit 4.11 to our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 10, 2026 (File No. 001-39541), including any other amendments or reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” and not filed with the SEC), including all filings filed after the date hereof and prior to the completion of an offering of securities under this prospectus.

We have filed with the SEC this registration statement under the Securities Act covering the shares of Common Stock to be offered and sold under this prospectus and any applicable prospectus supplement. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC website referred to below under “Where You Can Find More Information.” Any statement made in this prospectus or any prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, document, agreement or other document as an exhibit to the registration statement or any other document incorporated herein by reference, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

Our filings with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website at www.wheelsup.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus or the registration statement of which this prospectus is a part. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Wheels Up Experience Inc.

2135 American Way

Chamblee, Georgia 30341

Attn: Investor Relations

Telephone: (212) 257-5252

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, in connection with the sale of our securities being registered, all of which will be paid by us. All amounts shown are estimates, except for the SEC registration fee.

Amount Paid or to be Paid
SEC Registration Fee		$10,638.49
Accounting Fees and Expenses		*
Legal Fees and Expenses		*
Rating Agency Fees		*
Trustee’s Fees and Expenses		*
Financial Printer and Miscellaneous Fees and Expenses		*
Total	$	*

*	These fees and expenses are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 15. Indemnification of Directors and Officers.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Company. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s certificate of incorporation and bylaws provide for indemnification by the Company of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (1) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions), (4) for any transaction from which the director or officer derived an improper personal benefit or (5) for any action by or in the right of the corporation with respect to an officer. The Company’s Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on November 15, 2023, provides for such limitation of liability with respect to directors to the fullest extent permitted by the DGCL.

The Company entered, and expects to continue to enter into, indemnification agreements with its directors and executive officers. Each indemnification agreement provides for indemnification and advancement by the Company of certain expenses and costs, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director, officer, employee or agent of the Company or any of its subsidiaries or was serving at the Company’s request in an official capacity for another entity, to the fullest extent permitted by the laws of the state of Delaware.

The Company maintains standard insurance policies that provide coverage to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and with respect to indemnification payments that the Company may make to such directors and officers. In addition, certain of the registrant’s directors designated by Delta, CK Wheels and/or CIH are also entitled to be indemnified by their employer with regard to their services on the Board.

Item 16. Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of Wheels Up Experience Inc., filed on November 15, 2023 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 16, 2023)
3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Wheels Up Experience Inc., filed on April 24, 2026 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 27, 2026
3.3	Amended and Restated By-Laws of Wheels Up Experience Inc., effective as of November 15, 2023 (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K, filed with the SEC on March 7, 2024)
4.1	Specimen Class A Common Stock Certificate of Wheels Up Experience Inc. (incorporated by reference to Exhibit 4.5 to Aspirational Consumer Lifestyle Corp.’s Registration Statement on Form S-4/A (Registration No. 333-254304), filed with the SEC on May 6, 2021)
5.1*	Opinion of Troutman Pepper Locke LLP
23.1*	Consent of Grant Thornton LLP, independent registered public accounting firm for Wheels Up Experience Inc.
23.2*	Consent of Troutman Pepper Locke LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page of the initial filing of this Registration Statement)
99.1+^	Investment and Investor Rights Agreement, dated as of September 20, 2023, by and among Wheels Up Experience Inc. and the entities listed on Schedule A thereto (incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on Form 8-K, filed with the SEC on September 21, 2023)
99.2+	Amendment No. 1 to Investment and Investor Rights Agreement, dated as of November 15, 2023, by and between Wheels Up Experience Inc. and the entities listed on the signature pages thereto (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 16, 2023)
99.3	Form of Joinder to Investment and Investor Rights Agreement (Exhibit A to Amendment No. 1 to Investment and Investor Rights Agreement (included in Exhibit 10.2 thereto) (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 16, 2023)
99.4	Amendment No. 2 to Investment and Investor Rights Agreement, dated September 22, 2024, by and among Wheels Up Experience Inc. and the Investors listed on the signature pages thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on September 23, 2024)
99.5	Amendment No. 3 to Investment and Investor Rights Agreement, dated September 21, 2025, by and among Wheels Up Experience Inc. and the Investors listed on the signature pages thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on September 22, 2025)
99.6+	Registration Rights Agreement, dated as of September 20, 2023, by and among Wheels Up Experience Inc. and the equity holders set forth on Schedule 1 thereto (incorporated by reference to Exhibit 10.11 to the Registrant’s Current Report on Form 8-K, filed with the SEC on September 21, 2023)
99.7	Form of Joinder to Registration Rights Statement (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 16, 2023)
107*	Filing Fee Table

*	Filed herewith.
+	Certain portions of this Exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(b)(10) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted information to the SEC or its staff upon request.
^	Certain schedules, exhibits, annexes and/or appendices have been omitted pursuant to Item 601(a)(5) and/or Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or Exhibit to the SEC upon request.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chamblee, State of Georgia, on this May 22, 2026.

WHEELS UP EXPERIENCE INC.

/s/ George Mattson
Name:	George Mattson
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of the above named registrant, by his or her execution hereof, hereby constitutes and appoints George Mattson, John Verkamp, Matthew Knopf and Alexander Chatkewitz, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things for him or her, and in his or her name, place and stead, to execute any and all amendments (including post-effective amendments) to such registration statement and any related registration statement (or amendment thereto) pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, together with all exhibits and schedules thereto and all other documents in connection therewith, with the Securities and Exchange Commission and with such state securities authorities as may be appropriate, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite, necessary or advisable to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifying and confirming all the acts of said attorneys-in-fact and agents, or any of them, or their substitutes, which they may lawfully do in the premises or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated and on the date indicated.

Signature	Capacity	Date

/s/ George Mattson	Chief Executive Officer and Director	May 22, 2026
George Mattson	(Principal Executive Officer)

/s/ John Verkamp	Chief Financial Officer	May 22, 2026
John Verkamp	(Principal Financial Officer)

/s/ Alexander Chatkewitz	Chief Accounting Officer	May 22, 2026
Alexander Chatkewitz	(Principal Accounting Officer)

/s/ Adam Zirkin	Chairperson of the Board	May 22, 2026
Adam Zirkin

/s/ Timothy Armstrong	Director	May 22, 2026
Timothy Armstrong

/s/ Alain Bellemare	Director	May 22, 2026
Alain Bellemare

/s/ Adam Cantor	Director	May 22, 2026
Adam Cantor

/s/ Andrew Davis	Director	May 22, 2026
Andrew Davis

/s/ Dwight James	Director	May 22, 2026
Dwight James

/s/ Thomas Klein	Director	May 22, 2026
Thomas Klein

/s/ Zachary Lazar	Director	May 22, 2026
Zachary Lazar

/s/ Lee Moak	Director	May 22, 2026
Lee Moak

/s/ Erik Snell	Director	May 22, 2026
Erik Snell

/s/ Gregory Summe	Director	May 22, 2026
Gregory Summe